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NEWS RELEASE                                                        EXHIBIT 99.1


FOR IMMEDIATE RELEASE


For Further Information Contact:
L. Nash Allen, Jr. (662) 680-2330
or Gary C. Bonds (662) 680-2332


           BANCORPSOUTH, INC. ANNOUNCES STOCK REPURCHASE PROGRAM AND
                          DECLARES QUARTERLY DIVIDEND


         TUPELO, MISSISSIPPI (JANUARY 26, 2000) -- BancorpSouth, Inc. (NYSE:
BXS) announced today that it is commencing a common stock repurchase program whereby the Company may acquire up to 2,860,000 shares of the Company's common stock, or approximately 5% of the shares currently outstanding. The Company also declared a quarterly cash dividend of $.13 per common share payable April 3, 2000 to shareholders of record March 15, 2000.

         The shares would be purchased from time to time in the open market at prevailing market prices, and the repurchase program is expected to be completed within the next 12 months. The extent and timing of any repurchases will depend on market conditions and other corporate considerations. Repurchased shares will be held as treasury stock, and will be available for use in connection with the Company's stock option plans and other compensation programs, or for other corporate purposes as determined by the Company's Board of Directors.

         BancorpSouth previously reported 1999 earnings of $69.0 million with diluted earnings per share of $1.20. Earnings for the fourth quarter of 1999 were $18.1 million or $.31 per share as compared to $11.7 million or $.20 per share for the fourth quarter of 1998.

         BancorpSouth is a financial services company with $5.8 billion of assets, and operates 167 banking and mortgage locations in Mississippi, Tennessee and Alabama. The company also provides investment services through its subsidiary, BancorpSouth Investment Services, Inc. and insurance services through BancorpSouth Insurance Services. BancorpSouth's common stock is traded on the New York Stock Exchange under the symbol BXS.